Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group, Inc. — VP Corporate Relations
George Zoley
The GEO Group, Inc. — Chairman, CEO
Brian Evans
The GEO Group, Inc. — SVP, CFO
John Hurley
The GEO Group, Inc. — President GEO Detention & Corrections
Jorge Dominicis
The GEO Group, Inc. — President GEO Care
CONFERENCE CALL PARTICIPANTS
Kevin Campbell
Avondale Partners — Analyst
Todd Van Fleet
First Analysis Securities — Analyst
Tobey Sommer
SunTrust Robinson Humphrey — Analyst
Mickey Schleien
Ladenburg Thalmann & Company Inc. — Analyst
PRESENTATION
Operator
     Good day, ladies and gentlemen, and welcome to the first quarter 2011 GEO Group, Inc. earnings conference call. My name is Jonathan and I will be your Operator for today. At this time all participants are in a listen only mode. We will be conducting a question and answer session toward the end of this conference. (Operator Instructions). As a reminder, this conference call is being recorded for replay purposes.
At this time, I would like to hand the call off to Mr. Pablo Paez, Vice President of Corporate Relations. You may proceed, sir.
Pablo Paez - The GEO Group, Inc. — VP Corporate Relations
     Thank you, Operator. Good afternoon, everyone, and thank you for joining us for today’s discussion of the GEO Group’s first quarter 2011 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Detention and Corrections; and Jorge Dominicis, President of GEO Care. This afternoon, we will discuss our first quarter performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website, at www.GEOGroup.com .
Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release we issued this morning.
Additionally, much of the information we will discuss today, including some of the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations, with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10K , 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George
George Zoley - The GEO Group, Inc. — Chairman, CEO
     Thanks, Pablo, and good afternoon to everyone. Thank you for joining us as we review our first quarter results and provide an update on our business development efforts. We reported strong first quarter results driven by the continued solid performance of our core operations in our three business units of US Detention and Corrections, GEO Care, and International Services. We have also confirmed our outlook and guidance for 2011 and provided our guidance for the second quarter. Following my initial remarks, Brian will address our financial results and guidance in more detail.
During the quarter, we completed the activation of our new contract with the Federal Bureau of Prisons at our leased 2,800-bed D. Ray James facility in Georgia, the ramp up of the new managed-only, 2-000 Blackwater River facility in Florida, and the opening of the 100-bed Montgomery County, Texas mental health treatment facility. We also announced two contract awards in the United Kingdom. Our wholly-owned subsidiary, GEO UK, was awarded a contract by the UK Border Agency for the management of the Dungavel Immigration Center in Scotland And our newly formed joint venture Geo Amey PECS was awarded contracts for the provision of prisoner escort and custody services in three of the four geographic lots that had been procured by the UK Ministry of Justice. These important contracts mark a significant milestone for GEO as we expand our presence in the UK. And as a result of these awards, we have now been appointed a Crown representative, which will enhance our ability to market our diversified services in the UK.
Now, I would like to turn the call over to Brian for his financial review.
Brian Evans - The GEO Group, Inc. — SVP, CFO
     Thank you, George. Good afternoon, everyone. As George stated, we reported strong quarterly pro forma EPS of $0.35. Ahead of our guidance range of $0.33 to $0.34, and ahead of the $0.34 per share we reported in the first quarter a year ago. As a reminder, our first-quarter results reflect higher payroll tax expense, which were worth approximately $0.05 per share. Our pro forma EPS also excludes $0.03 per share an after-tax startup expenses, as well as $0.06, or approximately $6 million pretax in one-time transaction related expenses which are included in our G&A expense.
Our first quarter G&A expense also reflects corporate expenses related to the transition and activation of our new prisoner escort contracts in the UK, as well as additional professional and business development expenses related to a number of new business opportunities in the US. Our total revenues for the quarter increased to $392 million from $288 million a year ago. Our total revenues for the quarter include approximately $99 million in Cornell revenues, and $18 million in revenues from BI.
Breaking down each of our reporting segments, our US Detention and Corrections first quarter revenues increased to $241 million from $190 million one-year go. And include approximately $57 million in Cornell revenues. During the quarter, we discontinued the North Texas intermediate sanction facility. Additionally, in comparison to first quarter 2010, our first-quarter 2011 revenues do not include the managed-only contracts for the Graceville and Moore Haven facilities in Florida, and the Bridgeport and South Texas intermediate sanction facilities in Texas, which were discontinued in the third quarter of 2010. These facility discontinuations were offset by the activation of our new contract with the Bureau of Prisons, at our D. Ray James facility in Georgia, and the activation of the managed-only Blackwater River facility in Florida. Both of which began in the fourth quarter of 2010.
Our GEO Care first quarter revenues increased to $98 million, from $38 million for last year’s first quarter. Our GEO Care revenues for the quarter reflect approximately $42 million in use services and community-based services revenues, and $18 million in revenues from BI. Our international services revenues for the quarter increased to $53 million, from $46 million one year ago. This increase was primarily driven by the opening of the Parklea Australia facility in late 2009, the expansion of the Harmondsworth facility in the UK in July 2010, and favorable foreign exchange rates.
Finally, we did not have any meaningful construction revenues during the quarter as we completed the Blackwater River facility in 2010. Our Company-wide adjusted EBITDA for the quarter grew to approximately $73 million from $46 million last year.
Now, moving to an important metric for our Company which is our adjusted funds from operations. During the quarter, we reported adjusted funds from operations of approximately $43 million, from approximately $36 million for the same period last year.

Moving to our guidance for 2011, as disclosed in our press release, we have confirmed our previously issued guidance for 2011, and have provided our guidance for the second quarter. We expect our 2011 pro forma earnings to be in a range of $1.55 to $1.65, excluding $0.16 in startup expenses in international bid and proposal costs, primarily related to the activation ramp-up of California inmates at our North Lake facility in Michigan, through the end of the year and into 2012. Our guidance also excludes $0.06 per share in transaction related expenses for the BI and Cornell acquisitions which were incurred in the first quarter. Our total revenues for 2011 are expected to be in a range of $1.62 billion to $1.64 billion. Including approximately $115 million in revenues from BI. We have also confirmed our 2011 adjusted EBITDA guidance in a range of $320 million to $330 million, and our 2011 adjusted funds from operations guidance in a range of $175 million to $185 million. Or $2.70 to $2.85 per share.
Turning to the second quarter 2011 guidance, we expect pro forma earnings to be in the range of $0.38 to $0.40 per share, excluding $0.06 in startup expenses in international bid and proposal costs. Our total revenues for the second quarter are expected to be in a range of $405 million to $410 million.
Turning now to our capital availability and capital expenditure program. Following the closing of our BI acquisition, we now have approximately $210 million in outstanding borrowings, plus approximately $70 million set aside for letters of credit under our $500 million revolver, leaving approximately $220 million in available borrowing capacity. With our available borrowing capacity, our $86 million in cash on hand, and strong free cash flows, we are well-positioned to continue to pursue future growth opportunities. We will have liquidity of more than $500 million over the next two years to pursue capital projects. With regards to our current capital projects, we presently have 4 expansion projects totaling more than 3,400 beds that will require approximately $170 million in capital expenditures between 2011 and early 2012. We completed approximately $20 million of these capital projects in the first quarter of this year.
With that, I will turn the call over to John for an update on GEO Detention and Corrections. John?
John Hurley - The GEO Group, Inc. — President GEO Detention & Corrections
     Thanks, Brian. Good afternoon, everyone. I would like to address our business development efforts for each of our business units. Beginning with the US Detention and Corrections. I’ll start with the federal market segment, and the three federal government agencies that we serve — the Federal Bureau of Prisons, the United States Marshals Service, and Immigration and Customs Enforcement, or ICE.
The continued growth in the criminal alien population, as well as consolidation of existing detainee populations from small facilities, that often fail to meet the agency standards into larger compliant facilities, will continue to drive the need for federal bed space across the country. With regard to recent federal facility activations, we have completed the intake of BOP inmates at our D. Ray James correctional facility in Georgia, under our new 2,507-bed contract with the BOP. As a reminder, our pricing on this project is essentially at a fixed price, and not occupancy sensitive.
With regard to our current projects under development at the federal level, we are undertaking the construction of a new, 600-bed civil detention center in Karnes County, Texas, procured under an intergovernmental agreement between Karnes County and ICE. This $32 million company-owned facility is expected to be completed during the first quarter of 2012, and will generate approximately $15 million in annualized revenues for GEO. In California, we are undertaking a $26 million renovation at our 650-bed Adelanto Processing Center East which we had acquired from the city of Adelanto in 2010 for approximately $28 million. We are currently marketing the center to potential federal clients which are hopeful will result in an activation of the center later this year.
With regard to existing federal contract rebids, ICE has noticed a rebid of our Company-owned, 1,904-bed South Texas detention complex in Pearsall, Texas. The solicitation calls for an existing facility with a minimum capacity to house 1,800 detainees, and which has to be located within 30 miles of Interstate 35 between San Antonio and Laredo. We expect an award decision in late second quarter, or early third quarter. ICE has also issued a solicitation for the rebid of our Aurora, Colorado facility, increasing the capacity to 525 beds from 432, under a new, 10-year contract inclusive of all renewal option periods. We expect an award to be announced in the third quarter.
As we have previously noted, our federal contracts have increasingly longer term of 5, 10 and even 20 years, when accounting for all renewal option periods. As a result of this trend, most of our major owned or leased facilities housing federal populations will not be up for rebid for several years. Which limits our exposure to contract rebids in any given year.
Turning to our new federal proposed pipeline, the Bureau of Prisons is currently reviewing proposals for 3,000 beds for the housing of short-term sentenced, or STS, offenders, to be located anywhere in the states of Texas, Oklahoma, Arizona and New Mexico. This is a large-scale opportunity for existing facilities with a minimum capacity of 900 beds. Awards are expected in the next 30 days. Additionally, the Bureau has requested proposal under its Power 12 procurement for 1,750 beds which is a rebid of an existing private facility. Under this procurement, facilities can be located anywhere in the United States with an award expected in the second half of this year.
Now, I would like to turn to the state market segment. While states continue to face budgetary constraints, we believe that state opportunities outweigh any potential, near-term challenges. Many of our 12 state clients require additional beds as inmate populations continue to increase, and aging and inefficient prisons need to be replaced with new, more cost-efficient facilities. As states across the country face budgetary pressures, their ability to achieve cost savings becomes an even more important priority which leads to increased interest in prison privatization projects.
With regard to recent state facility activations, we completed the intake of inmates at the 2,000-bed managed-only Blackwater River facility in Florida, during the first quarter. In Indiana, we have assumed management of the short-term offender program facility . The facility is expected to initially house approximately 300 inmates, and ramp up to approximately 1,000 inmates over time. On May 1, we received our first 135 California inmates at our North Lake correctional facility in Michigan. We expect to receive an additional 135 inmates in mid May. As a reminder, our contract has a minimum monthly intake guarantee of 135 prisoners, subject to legislative appropriations. We continue to believe that California will need additional adult male beds going forward. Particularly following the resolution of the state Supreme Court appeal, which is expected to be announced by July 1. Our North Lake facility is expected to house up to 2,580 California inmates under a contract with the California Department of Corrections and Rehabilitation. . At full occupancy, the contract will generate approximately $60 million in annual revenues with profit margins consistent with other GEO owned facilities.
With regard to our current projects under development at the state level, we have begun construction of a 512-bed expansion at our New Castle correctional facility under an agreement with the Indiana Department of Corrections. We are funding this $21 million expansion which is expected to open in the second quarter of 2012. This expansion will achieve an additional $8 million in operating revenues with profit margins consistent with other GEO owned facilities. In Georgia, we are currently developing a new, 1,500-bed Riverbend correctional facility, under a contract with the Georgia Department of Corrections. Under the terms of our contract, with the Georgia DOC, GEO will finance, build and operate the new $80 million prison, on a state-owned site under a 40-year ground lease. We expect the 1,500-bed facility to generate approximately $28 million in annualized operating revenue, once it is completed in January 2012.
Turning now to new state solicitations, the state of Arizona had reissued the request for proposal for 5,000 in-state beds. Proposals under this procurement have been submitted and are under review, and we believe it is likely that there will be one or more awards announced by the end of the second quarter. In Ohio, the Department of Administrative Services has issued an RFP for the purchase and operation of 5 facilities totaling approximately 6,500 beds. The RFP has been structured in prepackages which group facilities by their geographical location. Bidders can submit proposals for 1, 2 or all 3 of the packages. Proposals under this procurement are due in late June, and we expect awards to be announced in the second half of the year.
Other states have continued to discuss the possibility of expanding their use of private beds to lower their costs and replace older beds. For instance, in Texas, lawmakers are considering legislation that contains several initiatives related to the increased use of privatization services. Among other provisions, the legislation calls for a request for information to be issued to determine the feasibility of privatizing offender transportation services throughout the state. The legislation also would direct the Texas Department of Criminal Justice to conduct a study to determine the most cost-effective way to operate Texas state jails. Which could potentially lead to privatization of as many as 20,000 state jail beds. Additionally, the legislation calls for the use of diversion programs such as electronic monitoring and reentry reporting centers for parole violators, as well as for transfer of an estimated 3,000 criminal aliens into ICE custody, which could create a need for additional federal detection bed space in the state.
The state of Florida has budget language that increases the use of privatized services. The final house and senate budget conference report directs the Department of Corrections to increase the use of public, private partnerships for all correctional facilities in a broad, geographical region known as Region 4. Which encompasses 18 Florida counties and totals approximately 15,000 beds. This significant project is indicative of Florida’s desire to bundle services for better value and improve the quality of services across the entire corrections spectrum. Under the final Florida budget, a significant portion of Florida’s corrections facilities and services, totaling approximately 15,000 beds, will be privatized under a procurement that envisions improved delivery of rehabilitative programs aimed at reducing recidivism, with a contract start date of January 1, 2012. We believe that this approach of contracting for services through a continuum of care will deliver performance-based outcomes while maximizing cost savings for the taxpayer. This is a very important milestone for our industries and we are hopeful that additional opportunities such as this one will develop at the state level over the coming years as states across the country look for ways to maximize savings and improve offender rehabilitation.

Next, I would like to update you on our international business development efforts. During the first quarter, we achieved a significant milestone with the award of three contracts by the Ministry of Justice in the United Kingdom to our newly-formed joint venture, GEO Amey PECS. These contracts entail the provision of prisoner escort and custody service in 3 of the 4 geographical lots procured by the Ministry of Justice, and cover all of Wales and England except London and the East of England. Our new GEO Amey joint venture will employ approximately 3,000 professionals responsible for over 460 vehicles and more than 2,600 daily offender moves. The 3 contracts will have an annual revenue value of approximately $150 million. Additionally, our GEO UK subsidiary was awarded a contract for the management of the 217-bed Dungavel House immigration facility effective late September this year. This new contract will have an annual revenue value of approximately $8 million. As a result of these important contract awards, GEO has been assigned a Crown representative from the UK government, marking a significant milestone in our efforts to grow our business presence in the UK market.
In South Africa, you may recall, the Department of Correctional Services, or DCS, was reviewing its plan to develop four new 3,000-bed prisons to determine the best way forward. DCS is moving forward with its original plan to privatize the development and full operation of the four 3,000-bed facilities. The review of the proposal submitted under this procurement is now underway with a contract award expected in the fourth quarter. In New Zealand, the government has issued a procurement for the design, financing, construction and management of a new 960-bed prison. We have been shortlisted to proceed to the next round under this procurement, and are preparing our response.
As you can see, we are actively pursuing several meaningful opportunities in each of our core markets, and we remain optimistic about our industry, and are enthusiastic about our position within that industry.
At this time, I will turn the call over Jorge Dominicis , for a review
Jorge Dominicis - The GEO Group, Inc. — President GEO Care
     Thank you, John. Good afternoon, everyone. Following our acquisition of Cornell and BI, GEO Care is divided into four divisions. Residential treatment services, community-based services, electronic monitoring and community supervision, and youth services. We are very optimistic about the growth prospects for all of our GEO Care divisions. Our residential treatment services division achieved a significant milestone during the first quarter with the activation of the 100-bed Monterey County mental health treatment facility which is expected to generate approximately $12 million in annualized revenues. The opening of this important facility marks our entry into the mental health market in Texas, which we believe may provide additional growth opportunities. In fact, during recent legislative discussions, state lawmakers in Texas have discussed the possibility of privatizing one or more additional state psychiatric hospitals.
In addition to Texas, several states, including Georgia, Louisiana, South Carolina, North Carolina, Pennsylvania, Florida and others, have indicated a desire to privatize state psychiatric hospitals. In North Carolina, for example, the state has issued a request for information for 100 new forensic beds. We expect that a formal RFP will be issued later this year. In Pennsylvania, the Governor’s proposed budget recommends the privatization of 236 forensic beds. As you can see, we have a number of new business development opportunities in the residential services treatment market. And we expect that additional state opportunities will develop following the completion of the state legislative budget cycles in July.
GEO Care is also now the leading provider of community-based services, through our residential reentry centers and day reporting centers across the country. We expect to pursue several new opportunities in the community-based market during 2011. The Federal Bureau of Prisons is expected to issue several formal solicitations for community-based reentry centers across the US. Additionally, we expect to work with our existing state correctional clients to leverage new opportunities in the provision of community-based reentry services.
GEO Care is now also the largest provider in the youth services market. Our youth services division manages 14 residential treatment centers which house youthful offenders on behalf of several state and local clients. Our efforts in the youth services market are geared toward maximizing the utilization of our existing asset base. We have initiatives underway to increase the utilization of some of our largest youth service facilities, working with our clients in states like Pennsylvania, Ohio, Illinois, Texas and Colorado. We are optimistic that these efforts will maximize the utilization of our youth facilities, thus improving our overall financial performance.
Finally, GEO Care is now also the leading provider of community supervision and electronic monitoring services for correctional agencies nationwide through our recently-acquired BI subsidiary. We expect a number of states to increase the use of electronic monitoring technologies to supervise offenders who have been placed under community supervision. In Alaska, for example, the Governor’s recommended budget provides for an 18% increase in funding for electronic monitoring services. Like Alaska, we believe other states will increasingly use electronic monitoring services for the supervision of parolees and probationers. And we expect that additional electronic monitoring opportunities will develop, following the completion of the state legislative cycles in July.
At this time, I would like to turn the call back to George for his closing remarks. Doctor Zoley?
George Zoley - The GEO Group, Inc. — Chairman, CEO
     Thanks, Jorge. We are very pleased with our strong first quarter results, as well as our continued efforts to grow our Company in each of our core business segments. As you’ve heard today, the GEO Group continues to execute multiple growth strategies which we believe will increase shareholder value. From the continued, aggressive pursuit of organic opportunities, to strategic acquisitions and diversification efforts, as reflected by our Cornell and BI acquisitions. Which have been successfully integrated into our operating platform. As I have expressed to you before, we view all of these initiatives as complementary and none pursued to the detriment of the others.
I am pleased to see that we are increasingly pursuing larger and more complex opportunities. From a $150 million prisoner escort and custody services contract in the UK, to the potential privatization of all correctional services in a broad, geographic region in Florida. Our public sector clients are taking bigger and bolder steps in outsourcing government services. Our diversified growth and investment strategy has positioned GEO as a leading provider of corrections, detentions and treatment services through GEO’s continuum of care, that can deliver performance-based outcomes and significant cost savings for our clients worldwide. With a growing work force of 21,000 employees, we now enjoy a new leadership position in our industry, as a co-leader in privatized corrections or detention. While being the leading provider of mental health services, community-based services, electronic monitoring services and youth services.
This concludes our presentation today. We would now like to open the call to your questions.
QUESTION AND ANSWER
Operator
     (Operator Instructions). Kevin Campbell with Avondale Partners.
Kevin Campbell - Avondale Partners — Analyst
     Good afternoon, thanks for taking my questions. A couple for John, real quick. Maybe you could talk about, first of all, the Indiana contract. I know you’ve got the 300 inmates initially. When do you expect those to start ramping or to go into the facility?
John Hurley - The GEO Group, Inc. — President GEO Detention & Corrections
     We’ve already began the intake and we are up to about 280 right now. And, we expect in the next couple of months to go beyond the 430 . It is a matter of identifying the appropriate offenders and working with our client to bring that facility to full
Kevin Campbell - Avondale Partners — Analyst
     Okay. And then on the pipeline, could you give us a sense of the magnitude in terms of the revenue opportunity? Ranges are fine. I realize for competitive reasons you might not want to be specific. But when we look at Florida, when we look at the Texas state jails, when we look at Ohio, again, can you just give us a sense of the magnitude of the revenue opportunity for each of those individually?
George Zoley - The GEO Group, Inc. — Chairman, CEO
     I don’t think any of us have added up all the numbers. As I think you yourself have reported, I think the Florida opportunity is several hundreds of millions. I don’t know what Ohio is as yet, or the others. But they are the largest opportunities we have ever seen in the history of our industry.
Kevin Campbell - Avondale Partners — Analyst

     Okay. And then looking at a rebid, the state of Alaska, I think that contract, if I recall, maybe expires next year? So, first of all, is that correct? And if so, what are your thoughts there? Do you think that there is a real risk of them bringing those inmates back in-state or is the cost, at this point too prohibitive for them? Or have they just not decided yet?
John Hurley - The GEO Group, Inc. — President GEO Detention & Corrections
     We continue to monitor, obviously, the legislative activity relative to the new facility in the state of Alaska and at this point, there is no indication that the offenders will be leaving in early 2012 or even late 2012. I think the issue of activation of that new facility is, obviously, still very much under discussion by the legislators and the Governor’s office out in the state of Alaska. But we continue to house the 1,000 Alaska offenders in our Hudson facility there in Colorado.
George Zoley - The GEO Group, Inc. — Chairman, CEO
     And the initial contract term was either 2 or 3 years with, I think, maybe 6 or 7 one-year options.
John Hurley - The GEO Group, Inc. — President GEO Detention & Corrections
     That’s correct.
George Zoley - The GEO Group, Inc. — Chairman, CEO
     And those are the options by the state.
John Hurley - The GEO Group, Inc. — President GEO Detention & Corrections
     That’s correct.
Kevin Campbell - Avondale Partners — Analyst
     Okay. Quick one for you, Brian. The capitalized interest, what was that in the first quarter? And what should we expect that maybe to be for the full year?
Brian Evans - The GEO Group, Inc. — SVP, CFO
     It was about $500,000 for the first quarter, and I would say it will approximate that $500,000to $750,000, depending on the level of construction activity during the quarter.
Kevin Campbell - Avondale Partners — Analyst
     Okay. So for the next three quarters, it will be in that $500,000, $700,000 range? Or will it be $500 million, $700 million total?
Brian Evans - The GEO Group, Inc. — SVP, CFO
     One quarter it may be as high as $1 million and one quarter $500,000 again, and then $750,000. I would say it will average between the next three quarters about $2 million to $2.5 million, all told.
Kevin Campbell - Avondale Partners — Analyst

     Okay. And then as we think about inmate movement for modeling purposes, from the first quarter to the second, obviously, you’ve got California, you’ve got the full impact of having D. Ray ramped, you’ve got backing out North Texas ISF and Campsfield and Dungavel, and the RCC. Is there anything else that we’re missing in terms of inmates that are going to affect, changes that are going to affect populations from the first quarter to the second?
George Zoley - The GEO Group, Inc. — Chairman, CEO
     Not of existing contracts.
Operator
     Todd Van Fleet with First Analysis.
Todd Van Fleet - First Analysis Securities — Analyst
     Hi, good afternoon, guys. Congratulations on all the recent wins and activity. I wanted to start by asking on the overheads. If you could quantify for us, the amount of, I think you talked about there being some heightened expenditures maybe related to some of the UK business that was recently won. So I don’t know, Brian, if you could identify that for us in the G&A line?
Brian Evans - The GEO Group, Inc. — SVP, CFO
     Sure. In the G&A line, we had approximately $5.7 million, $5.8 million in merger-related expenses. We had a little over $0.5 million in startup related expenses associated with the UK contract, mostly for US corporate support — travel and some other related costs. We had a few other miscellaneous, non-recurring items or charges, probably worth about $0.5 million to $0.75 million. And then the rest of it I would characterize it as associated with some of these expanded business development opportunities that we are seeing before the Company at this time.
Todd Van Fleet - First Analysis Securities — Analyst
     And so that was in the couple hundred thousand range?
Brian Evans - The GEO Group, Inc. — SVP, CFO
     $0.5 million or so.
Todd Van Fleet - First Analysis Securities — Analyst
     Another $0.5 million or so? Okay. All right. I am just trying to think about the run rate here for the back half of the year, obviously.
Brian Evans - The GEO Group, Inc. — SVP, CFO
     I think our run rate is still what we’ve provided in the $23 million to $25 million range. Maybe it’s a little bit higher depending on how those business development activities continue during the rest of the year. But, it should be in that range.
Todd Van Fleet - First Analysis Securities — Analyst
     So you’ve been through all your healthcare reviews and so forth? Premiums are going up, from what I understand.
Brian Evans - The GEO Group, Inc. — SVP, CFO

     Our healthcare has already been done at the end of 2010, and covers us for most of the year. So in the fourth quarter, we’ll have a new calendar year start for the healthcare program.
Todd Van Fleet - First Analysis Securities — Analyst
     Okay. And, thinking about California, I know that there is a slow ramp in Michigan for the California inmates. Do you guys have an idea as to when you will, one, stop reporting that facility in startup mode? And then, two, when you expect to be profitable in that facility?
George Zoley - The GEO Group, Inc. — Chairman, CEO
     If the ramp continues at the basic minimum obligation that the state has, subject to legislative funding, it is only 135 people per month, and it takes a long time to fill it up. And it wouldn’t be profitable until, I think, early next year. And so we would continue to report those pro forma startup costs at least through this year, I would think.
Operator
     Tobey Sommer with SunTrust.
Tobey Sommer - SunTrust Robinson Humphrey — Analyst
     Thank you. I was curious if you have any inclination as to where additional geographic outsourcing opportunities may appear. And do you have an expectation for a timeline for initial discussions regarding those potential opportunities?
George Zoley - The GEO Group, Inc. — Chairman, CEO
     I don’t expect anything further to occur this year because most of the legislatures are towards the end of their sessions. So the only one of them to produce a regionalized privatization is the state of Florida and that will come into effect January 1. So the earliest I can really imagine any other states following suit would be in the next cycle, which would be next year.
Tobey Sommer - SunTrust Robinson Humphrey — Analyst
     And then I was wondering if you could give us some color on initial progress in the BI business?
Jorge Dominicis - The GEO Group, Inc. — President GEO Care
     The BI business performed very well, as expected. And, that continues to appear to be a very attractive market. A lot of states are struggling with very tight budgets and it seems to be something that is being considered in multiple states for more emphasis.
Tobey Sommer - SunTrust Robinson Humphrey — Analyst
     You would expect an outlook for what kind of growth in that business?
Jorge Dominicis - The GEO Group, Inc. — President GEO Care
     I think it is consistent with what we forecast when we did the acquisition.
George Zoley - The GEO Group, Inc. — Chairman, CEO

     I think it’s double-digit growth. One of the large, new opportunities coming up that we really haven’t mentioned is in the UK. The UK has a very substantial electronic monitoring program in place that has been in place, I think, about 10 years. And it covers the entire country. And a rebid of that contract is coming up. And, the tenders will probably come out late summer or early fall. And that is the largest single contract, I think, in the world.
Tobey Sommer - SunTrust Robinson Humphrey — Analyst
     Do you have a ballpark for the size of that opportunity?
George Zoley - The GEO Group, Inc. — Chairman, CEO
     I have heard that the present size is approximately 100 million pounds, which is about $150 million.
Tobey Sommer - SunTrust Robinson Humphrey — Analyst
     Okay. And then my last question relates to trends for per diems. Given that states are closing in on their legislative sessions, do you have an expectation for a change in the trend of per diems in the P&L, as we get into the back half of this year?
Brian Evans - The GEO Group, Inc. — SVP, CFO
     I think the state per diems are going to remain relatively flat. That’s what was included in our budget, that is what we’ve seen throughout these legislative sessions across the country. But, because we are obtaining more federal business, our aggregate per diem for the Company is going to continue to go up. Thank you very much.
Operator
     (Operator Instructions). Mickey Schleien with Ladenburg.
Mickey Schleien - Ladenburg Thalmann & Company Inc. — Analyst
     I wanted to follow up on the per diem question. Within the US corrections segment, looking at fourth quarter per diems of about $58.50, down to about $56 in the current and the last quarter, first quarter 2011. So pretty meaningful decline. And gross margin in that segment also down it looks like a couple hundred basis points. Could you give us a sense of what caused that trend? And also, with so many moving parts, could you give us a sense of what your organic revenue growth was in the quarter, on a year-over-year basis? Thank you.
Brian Evans - The GEO Group, Inc. — SVP, CFO
     Hello, Mickey, this is Brian. First, on the per diem question, I think if you look at the first quarter compared to our trend, it is probably a consistent, upward — in that $54, $55, now close to $56. The fourth quarter is a little bit of a spike upwards, because of the startup activities that we had at the Blackwater River facility, and the D. Ray James facility and the way those contracts are structured. They are more of a fixed-price contract.
George Zoley - The GEO Group, Inc. — Chairman, CEO
     Meaning during the initial phase-in they were priced at a fixed price which is higher than the normalized per diem.
Brian Evans - The GEO Group, Inc. — SVP, CFO

     Exactly. And there was a ramp in price, et cetera. So that’s what caused that to spike up. And then, what you see going in the first quarter, is that leveling off back to the more normalized trends. As far as the margins, the first quarter is always a lower margin quarter. Primarily impacted by our payroll taxes, are quite a bit higher in the first quarter, as all of those rates reset. So, in the quarter, that was probably worth about $0.05 in our US operations between US Corrections and GEO Care. So I think those are the main things impacting the margins. And then there was some startup expenses but on a pro forma basis that’s been factored out.
Mickey Schleien - Ladenburg Thalmann & Company Inc. — Analyst
     And, my second question was, Brian, with so many moving parts, it is hard to get a handle on your organic revenue growth year-over-year. Could you give us that figure at least within a range?
Brian Evans - The GEO Group, Inc. — SVP, CFO
     Yes, I think we continue to be in the high single digits to around 10%.
Operator
     (Operator Instructions). Kevin Campbell with Avondale Partners.
Kevin Campbell - Avondale Partners — Analyst
     Thank you. Just two quick ones . Integration of Cornell and BI, can you give us a sense as to where we are in that process? Do you feel like they are both fully completed? Any potential areas that you maybe have identified for upside that you hadn’t
George Zoley - The GEO Group, Inc. — Chairman, CEO
     I think on an operational basis, they are fully completed. I think we are still tweaking some of the financial and HR support services. But, operationally, it was really not a very difficult integration.
John Hurley - The GEO Group, Inc. — President GEO Detention & Corrections
     That’s correct.
Kevin Campbell - Avondale Partners — Analyst
     Any sense for a potential upside on the synergies that you’ve outlined before?
George Zoley - The GEO Group, Inc. — Chairman, CEO
     Not at this time, I don’t think. Brian?
Brian Evans - The GEO Group, Inc. — SVP, CFO
     We’ve continue, as we mentioned, and we’ve taken some action already in the areas of food service, a little bit on the medical expenses,
George Zoley - The GEO Group, Inc. — Chairman, CEO
     Which will come in time.

Brian Evans — The GEO Group, Inc. — SVP, CFO
     And some of that comes over time. We continue to look for additional purchasing cost saving synergies, just increased purchasing power and looking at that area. And then, obviously, I think, as you’ve heard on the call, there will be increased revenue synergy opportunities over time that we’ll see develop.
Kevin Campbell — Avondale Partners — Analyst
     Right. And then, Brian, you’ve given before, with all the acquisitions lately, you’ve given us some annual expectations for depreciation and amortization as well as interest expense. Could you maybe give us what you expect those to be for the full year at this point?
Brian Evans — The GEO Group, Inc. — SVP, CFO
     I actually wrote them down for the quarter, so you will have to do the math. But I would say for the rest of year, each quarter will average about $22 million to $23 million in D&A expense. And net interest expense should average approximately $17.5 million to $18.5 million per quarter. As I mentioned earlier, I think G&A should be in the $23 million to $25.5 million per quarter.
Operator
     And that ends our Q&A session. At this time, with no further questions in the queue, I would like to hand the call back to Mr. George Zoley for closing remarks.
George Zoley — The GEO Group, Inc. — Chairman, CEO
     Thanks to everyone for participating in today’s call. We look forward to addressing you next quarter. Thanks.
Operator
     Ladies and gentlemen, thank you for your participation in today’s call. The presentation has now ended, you may now disconnect. Have a good day.